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Exhibit 99.1

OFFERING SUMMARY

        This summary highlights information contained elsewhere in this offering memorandum or incorporated by reference herein. This summary does not contain all of the information that is important to you. Before investing in the new notes, you should read this offering memorandum and the documents incorporated by reference herein carefully in their entirety, especially the risks of investing in the new notes that we discuss in the "Risk Factors" section of this offering memorandum and the financial statements and related footnotes.

        In this offering memorandum, unless otherwise stated or the context otherwise requires, references to "SFX," the "Issuer" and "the Company" refer to SFX Entertainment, Inc. and references to "we," "us," "our" and similar references refer to SFX Entertainment, Inc. together with its consolidated subsidiaries except where it is clear that the term means only SFX Entertainment, Inc., in each case after giving effect to our completed acquisitions. Information presented herein on a "pro forma basis" gives effect to the "Transactions" more fully described under "Unaudited Pro Forma Condensed Consolidated Financial Statements" as if completed on January 1, 2013 (in the case of the consolidated income data) and on June 30, 2014 (in the case of the consolidated balance sheet data).

        One of SFX's completed acquisitions is the entity now known as SFX-LIC Operating LLC ("Life in Color" or "LIC"), which for accounting purposes has been determined to be the predecessor entity of SFX. We refer to our predecessor entity as our "Predecessor." SFX is not the same company as, or in any legal way connected to, SFX Entertainment Inc., which was sold to Clear Channel Communications Inc. in 2000, although SFX and SFX Entertainment Inc. do share similar founders and management teams.

 Business Overview

        We believe we are the largest global producer of live events and digital entertainment content focused exclusively on the EMC community and other world-class festivals. We view EMC as a global generational movement driven by a rapidly developing community of avid electronic music followers among the millennial generation. Our mission is to enable this movement by providing our fans with the best possible live experiences, music discovery and connectivity with other fans and events. We have significant and growing scale with our global live events. On a pro forma basis for our completed acquisitions, we attracted 4.3 million fans in 2013 (a 23% increase from 2012). We believe the broad appeal of EMC beyond festival attendance is demonstrated by the deep engagement of our fans, which is evidenced by the time they devote to EMC-related social media and digital activities. For example, the 2013 Tomorrowland festival in Belgium has 16.8 million live views on YouTube and the official Tomorrowland long-form after movies has over 260.0 million online views to date.

        We present leading EMC festivals and events, many of which have more than a decade of history, passionate followers and vibrant social communities. Our live events and leading brands include Tomorrowland and TomorrowWorld (which we present with our joint venture partner), Mysteryland, Sensation, Disco Donnie Presents, Life in Color, Stereosonic, Decibel, Q-Dance, B2S, Nature One, Ruhr-in-Love, MayDay, Electric Zoo, React Presents and Rock in Rio (in which we own a 40% interest).

        We are continually investing in our festivals and events to add new and exciting creative elements, expand into new markets and launch new events, all in order to provide the best entertainment experiences in the world for EMC fans. Many of the festivals we have presented or expect to present have a long history and have achieved substantial popularity and success in Europe while also attracting fans globally. For example, Tomorrowland (Belgium) immediately sold out all of its approximately 180,000 tickets to the 2013 festival and sold all of its 360,000 tickets in 2014, seeing significant demand from U.S.-based fans. To meet the growing demand of the EMC community in the United States and other regions around the world, we plan to introduce some of the most popular festivals and events to certain areas for the first time. At its original location in Amsterdam, the Sensation festival has consistently sold out since its inception in 2000, including all 38,000 tickets for 2014. Our North American joint venture (the "ID&T JV") previously established with ID&T Holding B.V. ("ID&T") held its inaugural Sensation North America festival in Toronto in 2013, which attracted over 24,000 attendees, in addition to TomorrowWorld, the first North American Tomorrowland festival, which was held outside of Atlanta from September 27 through September 29, 2013 and had more than 120,000 attendees. Other Sensation and Tommorrowland/TomorrowWorld festivals have taken place to date in 2014 and others have been scheduled in 2014 or 2015, including a Tomorrowland festival to be held in Brazil in May 2015.

        We are also addressing the demand from the growing EMC community for music, engaging content and social connectivity between and around live events. A key component of this initiative is Beatport, which is the principal source of music for EMC DJs and enthusiasts and a trusted destination for the growing EMC community. Beatport is a vital channel for over 220,000 registered DJs and artists to launch music and connect with fans. In addition, Beatport has a rapidly growing fan community, with approximately 43 million unique visitors in 2013, who primarily use the site to discover and stream music, follow DJs and keep abreast of EMC news, information and events. Beatport is the cornerstone of our digital strategy and we expect to continue to integrate Beatport more fully with our other assets, including our ticketing business and DJ competitions.

        The global market directly associated with electronic dance music is projected to be approximately $6.2 billion in 2014, according to the International Music Summit Business Report. Electronic music has a history of over 20 years of mainstream popularity in Europe and has more recently evolved into a widely followed genre of music in the United States and other international markets. Reflecting this trend, in 2012 the National Academy of Recording Arts and Sciences added a Dance/Electronic songs category for the Grammy Awards, Billboard launched a Dance/Electronic songs chart, and in January 2014, Daft Punk, a Dance/Electronic duo, won the Grammy Award for not only Dance/Electronic Album of the Year but also overall Album of the Year. According to the Nielsen Company & Billboard's 2012 Music Industry Report, Dance/Electronic music had the highest growth of all music genres with a 36% increase in digital music track sales in the United States in 2012 compared to the prior year.

        Our market is characterized by a high degree of ownership fragmentation, and we believe it is well positioned for consolidation. We have a disciplined acquisition strategy that utilizes our in-house expertise and experience to identify, evaluate and integrate acquisitions. We plan to implement best practices across acquired companies and provide active business development, managerial support and financial discipline to achieve operational efficiencies. This will allow us to bring our fans more and higher quality EMC experiences while preserving the unique identities of these events. We have acquired and formed the following businesses, among others, in pursuit of this strategy.

Asset/Status	Ownership	2013 Events/ Festivals[1]	2013 Total Attendance (000s)	Description
Accepté Holding B.V. ("Paylogic") Acquired December 2013	75%	NA	NA	Platform company engaged in the business of event ticketing.
B2S Holding B.V. ("B2S") Acquired February 2014	100%	21 / 4	178	EMC event organizer specializing in hard electronic dance music. Its festival and live event brands include Decibel, Hard Bass, Thrillogy, Knock Out and Loudness.

Asset/Status	Ownership	2013 Events/ Festivals[1]	2013 Total Attendance (000s)	Description
BEATPORT, LLC ("Beatport") Acquired March 2013	100%	NA	NA

Principal online resource and destination for EMC DJs and enthusiasts, offering music for purchase in multiple downloadable formats (including uncompressed, high quality audio files) and providing unique music discovery tools for DJs and fans.

Disco Donnie Presents ("DDP") Acquired June 2012	100%	610 / 7	961	Promoter of EMC events in North America since 2000, including ownership interests in large EMC festivals.
Flavorus Inc. ("Flavorus") Acquired April 2014	100%	NA	NA	Platform company engaged in the business of event ticketing.
ID&T Acquired October 2013	100%	18 / 25	962

One of the largest content providers and producers of international EMC live events across 23 countries and six continents. ID&T-branded festivals include Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Q-Dance and Defqon.1.

i-Motion GmbH Events & Communication ("i-Motion") Acquired November 2013	100%	5 / 6	231	Leading promoter and producer of EMC festivals and events in Germany, with key brands including Nature One, Germany's largest open-air EMC festival.
Life in Color ("LIC") Acquired July 2012	100%	79 / 5	355	Promoter and organizer of branded events that feature live music by DJs, acrobatic acts and "paint blasts."
Made Event, LLC and EZ Festivals, LLC (collectively, "Made") Acquired October 2013	100%	23 / 1	141	Promoter and producer of EMC festivals and events in the United States, including Electric Zoo, held annually in New York City.
MMG Nightlife LLC ("MMG") Acquired December 2012	80%	NA	NA	Management company that manages some of the most popular EMC venues in Miami Beach, Florida.

Asset/Status	Ownership	2013 Events/ Festivals[1]	2013 Total Attendance (000s)	Description
React Presents, Inc. Acquired April 2014	100%	195 / 2	364	Nightclub manager and producer and promoter of festivals and events centered in Chicago, including the Spring Awakening and Summer Set festivals.
Rock World S.A. ("Rock World") Acquired February 2014	40%	0 / 1	612	Brazilian company engaged in the entertainment business, including the organization of music festivals held under the "Rock in Rio" brand.
Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd (collectively, "Totem", now operating as "SFX Totem") Acquired October 2013	100%	19 / 5	472

Promoter and producer of a leading Australian EMC festival, Stereosonic, a five-city touring outdoor festival held annually in summer (November/December) in conjunction with a touring and promotion business.

1
A festival is an event with attendance of 10,000 or greater.

        Currently, we generate revenue from several sources. These include the sale of products on Beatport and the sale of merchandise at live events (18.1% and 28.6% of total revenue on a pro forma basis for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively), service revenues earned from ticket sales and food and beverage concession fees (63.6% and 44.8% of total revenue on a pro forma basis for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively), and other sources of service revenue including promoter fees, license fees, sponsorships and management fees (collectively, 18.3% and 26.6% of total revenue on a pro forma basis for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively). On a pro forma basis, we generated Adjusted EBITDA of $22.5 million for the year ended December 31, 2013, and Adjusted EBITDA of $0.9 million for the twelve months ended June 30, 2014.

Competitive Strengths

        We believe we are the largest company exclusively focused on the EMC community and other world-class festivals, with innovative live events, digital entertainment content and premier managed venues. In addition, we attract a large and growing community of EMC followers and key influencers around the world.

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  History of creativity and innovation.  We create and produce what we believe are many of the most recognized and well attended EMC festivals and events in the world, including Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Disco Donnie Presents, Life in Color, Stereosonic, Decibel, Q-Dance, B2S, Nature One, Ruhr-in-Love, MayDay, Electric Zoo, React Presents and Rock in Rio. In addition, we own 100% of B2S. At our events and festivals, we use artistic, interactive, performance and visual elements, in addition to the music, to create an all-encompassing and compelling fan experience. For example, Life in Color shows include acrobatic acts and "paint blasts" in addition to DJs, and our other festivals include production elements such as elaborate sets, themes, lasers, fog machines and videos. We believe the appeal of our festivals and events is demonstrated by consistent attendance growth and ticket demand that often outstrips the available capacity.

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  Active, year-round relationship with the large and growing EMC community.  We use social media, engaging content and our online property, Beatport, to maintain an active relationship with trend setters and influencers in the broader EMC community, including professional DJs, bloggers and EMC fans. Beatport has a large community of influencers, including over 220,000 registered DJs. Beatport also has a Klout score (an aggregated measure of social media activity and influence) of 90 out of 100, comparable with other high profile music services such as Spotify (92) and iTunes (95) as of July 2014.

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  Substantial global scale and diversification.  We believe our scale and diversification enables us to serve our fans more effectively than other participants in the EMC market that have typically focused on one geographic market or a narrow portfolio of events. On a pro forma basis, giving effect to all of our completed acquisitions, in 2013 we produced 54 festivals (defined as having an attendance of 10,000 or more fans) and 777 events (defined as having attendance of fewer than 10,000 fans). Collectively, these festivals and events attracted 4.3 million attendees in 2013 and included large and small scale events, presented in 23 countries on six continents, that targeted different subsets of the EMC community. In addition, our managed EMC venues hosted over 600,000 attendees and our online properties attracted millions of users around the world in the year ended December 31, 2013.

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  Early access to emerging talent and trends.  Through our managed venues, Beatport and our relationships with influencers, we are able to identify new trends and support new artists, introducing them across our network. Our premier managed EMC venues in Miami Beach, Florida have proven to be a breeding ground for some of the top DJs in the industry. Similarly, Beatport serves as an important channel for DJs to gain recognition. In addition to influential charts and other discovery tools, Beatport hosts mix contests and other programs independently or with third-party partners to support aspiring DJs. For example, Zedd, one of today's leading DJs, was discovered after he won several remix contests on Beatport and has gone on to play at several of our venues and festivals.

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  Experienced management team.  We believe our management team's reputation and experience in music, live entertainment, consumer internet and related businesses make us a valuable partner to creative talent, independent operators, sponsor and marketing partners and the EMC community more broadly. Members of our senior management team have previously built businesses in live events and entertainment and executed and integrated a number of acquisitions during their careers. We also believe our management's experience strengthens our ability to effectively integrate and operate our acquired businesses.

Growth Strategy

        Our goal is to grow our business by supporting the development of the EMC community. Key elements of our strategy include the following.

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  Enhance the fan experience.  We continually strive to enhance the experience that new and existing fans enjoy at our live events or online. Our live events include innovative and state-of-the-art sets and performer lineups that feature both top talent and up-and-coming artists. We are pursuing many initiatives to enhance the fan experience, including continuing to invest in leading edge production, providing smart tickets/event passes, facilitating high quality travel and accommodation logistics, using wireless technologies to ease on-site logistics and social media interaction, and featuring quality concessions in partnership with top-tier food and beverage partners. We plan to complement our fans' experience at live events by meeting their demand for information, quality content and connectivity with artists and the broader EMC community away from and around the events.

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  Grow our marketing partnerships and sponsorships.  We continue to pursue the sale of global and local sponsorships and marketing and similar partnerships, both domestically and internationally. Our goal is to continue to drive growth in this area and capture a larger share of the market. In 2014 and beyond, we plan to increase our event-level sponsorships and introduce new ways for fans of EMC to enjoy the music they love 365 days a year, in part, through our relationships with current and future marketing partners and sponsors. Such future arrangements, in some cases, will replace historical event-level arrangements to reflect a broader involvement with our fans. During this transition process, we have and may continue to forgo short-term event-level sponsorship revenue to facilitate broader arrangements. We have attracted multiple well-known corporate brand partners for multi-event and repeat sponsorships and have entered into marketing and similar partnerships with other partners. We believe that we have a unique opportunity to engage in additional partnerships to increase our revenue and to provide our fans with more memorable experiences and further integration into the EMC community. A few examples are (i) the recently announced "Ultimate DJ" television show that we will produce with partners Syco Entertainment and T-Mobile; (ii) our multi-faceted marketing and partnership arrangement with Anheuser-Busch InBev N.V., in which we organized and held five international beach-themed dance music events in 2014 focused on the Corona brand with eight more events to be held in 2015, in addition to sponsoring an international DJ contest competition through Beatport; (iii) our partnership with Clear Channel in which we (a) will produce a national DJ talent contest airing live on select Clear Channel stations nationwide in 2015, (b) are producing a weekly EMC radio show featuring our Beatport brand airing in 2014 in approximately 90 markets and (c) host two new EMC festivals near Halloween in 2015; (iv) our sponsorship and promotional agreement with T-Mobile which includes T-Mobile sponsorship of festivals, media placement by T-Mobile on certain of our properties and execution by us of on-site activations at certain T-Mobile events; (v) our sponsorship and marketing partnership with viagogo AG in which viagogo serves as our exclusive authorized secondary ticket marketplace for 80 SFX events and festivals taking place across the globe over a five-year period; and (vi) our global strategic alliance with MasterCard that establishes MasterCard as our sole global sponsor in the financial services category.

    Going forward, we intend to seek to expand these partnerships to enable us to offer more innovative services and events to further enhance our fans' experience, in addition to increasing our revenue.

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  Bring our festivals into new markets and expand current offerings.  Many of our EMC festivals and events are well known, have an existing global following and have begun to expand geographically. We are using our resources, including managerial talent and local expertise, to accelerate the expansion of our festivals and events into new geographies, many of which have an underserved EMC fan community, by either holding the shows ourselves or through licensing our popular brands. Along these lines, we intend to bring some of the most successful festivals in the world to North America. For example, we presented TomorrowWorld, the first international version of Tomorrowland, outside of Atlanta from September 27 through September 29, 2013, with over 120,000 people in attendance. In addition, our first international production of Mysteryland took place in May 2014 in New York and lasted for three days with attendance of over 10,000 per day. In response to increasing demand for our events, we are also expanding some of our festivals by increasing their length and capacity. For example, in 2010, Tomorrowland (Belgium) was a two-day festival, with attendance of 45,000 per day (90,000 total). In 2013, Tomorrowland lasted three days, with attendance of 60,000 per day, the maximum capacity, for each of the three days (180,000 total), and in 2014, the festival lasted for two three-day weekends with total attendance of over 360,000. In addition, in May 2014 our Sunset Music Festival in Tampa Bay, Florida added an extra day (from one to two days), resulting in an increase in ticket sales from approximately 22,000 to 51,000 year-over-year for that festival. Further, we will continue to invest in our ticketing platform and other social-based digital offerings.

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  Foster deeper engagement within the EMC community.  We believe our scale of festivals and events, combined with our new generation of executive talent, helps us support the growth of the EMC community. Creating and mixing electronic music is a collaborative process that is highly accessible given the ready availability of music and mixing tools. In addition, the music is typically enjoyed as part of a communal experience, which in turn is commonly shared and perpetuated via social media. We seek to improve our fans' experiences by responding to their growing demand to engage with EMC content and the EMC community. We also plan to create closer partnership and integration between our online properties, such as Beatport, and live EMC happenings to enhance the fan experience between and around events.

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  Acquire and integrate leading live event and online properties.  We seek to acquire the highest quality festivals, event operators and promoters worldwide, as well as other businesses that are important to the EMC community. We have completed over twenty acquisitions to date, and we are also in active negotiations to acquire other businesses. To mitigate acquisition risks, we typically seek to retain management teams of the acquired companies under long-term employment agreements and incentivize them to continue to manage the operations and to expand the businesses. In addition, we intend to use our senior management's expertise in live events, ticketing, consumer internet and EMC broadly to promote best practices across our entire network in order to enhance the fan experience, improve operating and financial performance and ensure the health and safety of our fans, all while allowing producers to maintain creative independence.

Recent Developments

Air Festival Holding B.V. ("Air") Acquisition

        On September 4, 2014, we entered into a share purchase agreement with Club Amstelstraat B.V. pursuant to which we will acquire all of its shares in Air. Air organizes and promotes several EMC festivals in and around Amsterdam, including Air's partial ownership interest of the following festivals: Milkshake, Amsterdam Open Air, Buiten Westen, TikTak, Valhalla and Kingsday. Under the share purchase agreement, we will acquire all of the shares in Air in exchange for (i) €4.15 million in cash (subject to certain adjustments) and (ii) €1.35 million in shares of our common stock (based on the average closing price per share on the three days immediately preceding the closing date). The share purchase agreement contains customary representations, warranties and covenants. The completion of the transaction is subject to certain closing conditions. We plan to close the acquisition of Air simultaneously with the closing of this offering.

HBS Produções Artísticas e Participações LTDA. d/b/a Plus Talent ("Plus Talent") Acquisition

        On September 12, 2014, we acquired all of the quota (or shares) in Plus Talent in exchange for (i) $4.5 million in cash and (ii) 214,286 shares of our common stock. Plus Talent, headquartered in São Paulo, Brazil, derives the largest portion of its revenues from promoting the Brazilian stops of international tours. Plus Talent also conducts business as a talent booking agency and has a partial ownership interest in several Brazilian festivals.

Monumental Productions B.V. ("Monumental")

        On September 12, 2014, we entered into a share purchase agreement with Monumental Productions Beheer B.V. ("Monumental Productions") pursuant to which we will acquire all of its shares in Monumental. Monumental organizes and promotes EMC festivals under the brand Awakenings throughout the Netherlands. Under the share purchase agreement, we will acquire all of the shares in Monumental in exchange for (i) €11.0 million in cash subject to certain adjustments and (ii) €3.0 million in shares of our common stock (based on the five day volume-weighted average closing price per share immediately prior to the payment date) (such purchase price, the "Total Purchase Price"). On September 5, 2014, we paid $1,000,000 to Monumental Productions as an advance on the cash portion of purchase price (the "Advance"). If we fail to close the acquisition by October 15, 2014, other than due to a material breach by Monumental Productions, then Monumental Productions may retain the Advance and we may be required to renegotiate the terms of the acquisition in its entirety.

        Additionally, the share purchase agreement provides that we will be required to make an earnout payment equal to Monumental's EBITDA for 2014 (which is capped at €2.6 million) multiplied by 8 minus the Total Purchase Price. Such payment will be composed of approximately 79% cash and 21% shares of our common stock (based on the five day volume-weighted average closing price per share immediately prior to the payment date). If the calculation above is equal to or less than zero, then no earnout payment shall be due.

        The share purchase agreement contains customary representations, warranties and covenants. The completion of the transaction is subject to certain closing conditions. We plan to close the acquisition of Monumental simultaneously with the closing of this offering.

Amendment to Revolving Credit Facility

        On August 15, 2014, we entered into Amendment No. 1 (the "Amendment") to our revolving credit facility.

        Among other things, the Amendment modifies our revolving credit facility by amending the definition of "Consolidated EBITDA" to allow the Consolidated EBITDA of SFX to be increased by (i) incremental contributions to Consolidated EBITDA that SFX reasonably believes in good faith could have been realized or achieved from the guaranteed payments provided under one or more qualified marketing agreements entered into after the period for which Consolidated EBITDA is being calculated and before the relevant date of determination had such qualified marketing agreements been effective as of the beginning of such period and (ii) incremental contributions to Consolidated EBITDA that the Company reasonably believes in good faith it will achieve from the end of the relevant period through December 31, 2015 from recoupments under an agreement with M&M Management Vennootschap BVBA ("M&M"), related to start-up investments made in connection with a live event in which M&M is a minority partner; provided that any contributions to Consolidated EBITDA from such recoupments, may not exceed $7.7 million less recoupments already reflected in the historical consolidated financial statements of the Company.

        The Amendment also modified certain financial covenants in our revolving credit facility that require us to comply with a maximum total leverage ratio and a minimum interest coverage ratio on a quarterly basis. Upon effectiveness of the Amendment, such financial covenants are only applicable if any revolving loan, swingline loan or letter of credit obligation is outstanding as of the last day of any fiscal quarter.

Amendment to Indenture Governing the Notes

        On August 19, 2014, we launched a consent solicitation from the holders of the existing notes to amend certain provisions of the indenture governing the notes. The consent solicitation expired on September 9, 2014. We obtained the requisite consents required pursuant to the terms of the indenture for the amendment to be approved, and the related supplemental indenture to the indenture was executed on September 9, 2014.

        The amendment to the Indenture, among other things, amended the definition of "Consolidated EBITDA" to include in the calculation of Consolidated EBITDA incremental contributions to

Consolidated EBITDA we believe in good faith we could have achieved from certain marketing agreements entered into after the period for which Consolidated EBITDA is being calculated and before the relevant date of determination if such marketing agreements had been in place at the beginning of the relevant period.

Qualified Marketing Agreements

        The term qualified marketing agreement is defined in the indenture and is used to determine our eligibility to incur additional indebtedness. Among other things, the term qualified marketing agreement is defined as an agreement that provides for guaranteed payments to us and recognized by us over a twelve month period. Amounts that are subject to performance requirements or other operating metrics are excluded. Since the end of the fiscal quarter ended March 31, 2014, we have entered into various agreements that meet the definition of a qualified marketing agreement. These include, among others, (i) a five-year, $75 million international marketing and ticket revenue share agreement with viagogo AG to provide an exclusive authorized secondary ticket marketplace for certain SFX events and festivals on a global basis, (ii) a sponsorship and promotional agreement with T-Mobile, which includes T-Mobile sponsorship of our festivals, media placement by T-Mobile on certain of our properties and execution by us of on-site activations at certain T-Mobile events and (iii) a global strategic alliance with MasterCard that establishes MasterCard as our sole global sponsor in the financial services category providing for, among other things, guaranteed payments and revenue sharing. Our good faith estimate of the incremental contribution to Consolidated EBITDA that we could have realized from all qualified marketing agreements entered into since the end of the fiscal quarter ended March 31, 2014 is approximately $59.6 million. There is no assurance that we will achieve the entire amount of the incremental contributions to Consolidated EBITDA from such qualified marketing agreements.

        Certain of our qualified marketing agreements also include potential revenue that is not eligible to be used as an adjustment to our Consolidated EBITDA under the indenture because such potential revenue is based on performance requirements or is otherwise not guaranteed. These include (i) revenue from MasterCard tied to the use of credit cards and other performance requirements and metrics, (ii) incremental revenue resulting from the sale of tickets to events and festivals by viagogo AG under their agreement with us, (iii) revenue related to certain on-site activations, sponsorship and media placements pursuant to our T-Mobile agreement and (iv) performance payments under our multi-faceted marketing and partnership arrangement with Anheuser-Busch InBev N.V., in which we organized and held five international beach-themed dance music events in 2014 focused on the Corona brand with eight more events to be held in 2015, in addition to sponsoring an international DJ contest competition through Beatport. In addition, we also expect to generate revenue from other agreements that we do not consider to be qualified marketing agreements, including our agreement with Clear Channel pursuant to which we will share ratably in advertising and other sources of revenue related to a weekly Beatport branded radio program and the "Ultimate DJ" television show that we will produce with partners Syco Entertainment and T-Mobile.

 Non-Guarantor Subsidiaries

        Our subsidiaries that will not guarantee the notes generated approximately $139.9 million, or 44.9%, of total revenue and approximately $33.9 million, or 3,693%, of Adjusted EBITDA for the twelve months ended June 30, 2014, and held approximately $300.6 million, or 40.8%, of total assets at that date. In addition, as of June 30, 2014, our non-Guarantor subsidiaries had $79.3 million, or 16.8%, of total liabilities (excluding intercompany liabilities) that would be effectively senior to the notes.

 Summary Historical and Pro Forma Financial and Other Data

        The following table sets forth the summary historical and pro forma consolidated financial information for SFX Entertainment, Inc. (Successor), or "SFX," and the summary historical financial information for Life in Color or "LIC" (Predecessor). The historical results of operations for SFX, as Successor, for the year ended December 31, 2011 do not reflect any of the operations of LIC, as Predecessor. The historical results of operations for SFX, as Successor, for the year ended December 31, 2012 reflect the operations of LIC only from the date of our acquisition of LIC on July 31, 2012.

        We derived the summary historical consolidated financial data for SFX as of and for the years ended December 31, 2011, December 31, 2012 and December 31, 2013 from the audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference herein. We derived the summary historical consolidated financial data for LIC as of and for the year ended December 31, 2011, for the period from January 1, 2012 through July 31, 2012 and as of July 31, 2012, from the audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and incorporated by reference herein. We derived the summary historical consolidated financial data for SFX as of June 30, 2014 and for six months ended June 30, 2013 and 2014 from the unaudited consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 and incorporated by reference herein.

        We derived the summary unaudited pro forma condensed consolidated financial data for SFX contained herein from the unaudited pro forma condensed consolidated financial statements you can find elsewhere in this offering memorandum. These pro forma financial data give effect to the Transactions described in "Unaudited Pro Forma Condensed Consolidated Financial Information". You should read these data in conjunction with the information set forth under "Unaudited Pro Forma Condensed Consolidated Financial Information," which describes these Transactions and the related adjustments in greater detail.

        The financial data set forth below are only a summary and are not complete. They also do not necessarily indicate or represent anything about our future operations. You should read these summary financial data in conjunction with the disclosure under "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto included elsewhere, or incorporated by reference, in this offering memorandum.

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated statement of comprehensive income data (in thousands)	Year ended December 31, 2011	Seven months ended, July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2013	Six months ended June 30, 2013	Six months ended June 30, 2014	Pro forma Year ended December 31, 2013	Pro forma six months ended June 30, 2013	Pro forma six months ended June 30, 2014	Pro forma twelve months ended June 30, 2014
Revenue
Service revenue	9,606	10,920	—	24,513	123,608	22,884	82,327	234,285	70,800	82,327	245,812
Sales of products	—	66	—	302	46,849	14,669	32,957	56,964	24,148	32,957	65,773

Total revenue	9,606	10,986	—	24,815	170,457	37,553	115,284	291,249	94,948	115,284	311,585

Direct Costs
Cost of services	(8,572)	(7,905)	—	(22,719)	(108,968)	(16,980)	(63,590)	(187,769)	(52,579)	(63,590)	(198,780)
Cost of goods sold	—	(314)	—	(300)	(31,132)	(9,769)	(20,767)	(37,939)	(16,214)	(20,767)	(42,492)

Total direct costs	(8,572)	(8,219)	—	(23,019)	(140,100)	(26,749)	(84,357)	(225,708)	(68,793)	(84,357)	(241,272)

Gross profit	1,034	2,767	—	1,796	30,357	10,804	30,927	65,541	26,155	30,927	70,313
Operating expenses
Selling, general and administrative
expenses	(1,142)	(2,323)	(101)	(17,026)	(100,382)	(38,374)	(78,547)	(142,633)	(63,559)	(78,547)	(157,621)
Depreciation and amortization	(41)	(95)	—	(991)	(24,717)	(7,716)	(31,400)	(55,650)	(29,059)	(31,400)	(57,991)

Operating income/(loss)	(149)	349	(101)	(16,221)	(94,742)	(35,286)	(79,020)	(132,742)	(66,463)	(79,020)	(145,299)
Interest expense, net	—	—	—	(34)	(19,698)	(8,183)	(12,287)	(31,266)	(18,735)	(14,431)	(26,962)
Other income/(expense)	(9)	13	—	98	(5,562)	(1,041)	(8,147)	(7,076)	(762)	8,093	1,779
Equity in income/(loss) of non-consolidated affiliates	—	—	—	—	496	—	(3,638)	3,351	(3,856)	(4,672)	2,535
Net income/(loss) before provision
for income taxes	(158)	362	(101)	(16,157)	(119,506)	(44,510)	(103,092)	(167,733)	(89,816)	(90,030)	(167,947)
(Provision)/benefit for income taxes	—	—		(67)	684	(574)	(4,048)	19,010	16,642	(9,012)	(6,644)

Net income/(loss)	(158)	362	(101)	(16,224)	(118,822)	(45,084)	(107,140)	(148,723)	(73,174)	(99,042)	(174,591)

Other Financial Data:
Adjusted EBITDA[1]	(108)	1,235	—	(4,691)	(15,979)	(5,005)	(22,831)	22,515	4,083	(17,515)	917

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
Consolidated balance sheet data (in thousands)	December 31, 2011	July 31, 2012	December 31, 2011	December 31, 2012	December 31, 2013	June 30, 2014	Pro forma as adjusted June 30, 2014
Cash	44	182	—	3,675	52,654	58,875	106,775
Working capital	(595)	(835)	(101)	(18,005)	28,210	(59,382)	(11,482)
Total assets	1,111	1,615	—	66,732	579,142	687,514	737,514
Deferred revenue	663	830	—	324	4,598	47,246	47,246
Long-term debt	582	440	—	—	74,674	220,484	270,484
Total liabilities	1,727	2,107	101	28,059	234,430	423,080	473,080
Redeemable common stock	—	—	—	25,000	60,580	15,930	15,930
Redeemable non-controlling interest	—	—	—	4,794	4,128	3,836	3,836
Stockholders' equity (deficit)	(616)	(492)	(101)	8,879	280,004	244,668	244,668

1
We define Adjusted EBITDA as net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, equity-based compensation expense, non-recurring litigation costs, expenses and transaction costs, and other non-recurring items and adjusted for interest, tax, depreciation and amortization related to non-consolidated affiliates, certain other pro forma adjustments as set forth in footnote (g) below and the EBITDA of businesses we have recently acquired or have agreed to acquire to the extent not already reflected in our results from operations for the period. Certain financial covenants in the revolving credit facility contain ratios based on a similar calculation of Adjusted EBITDA and the restricted payment and debt incurrence covenants in the indenture governing the notes are based on a similar calculation of Adjusted EBITDA. Adjusted EBITDA for purposes of the revolving credit facility and in the indenture governing the notes differs from what is presented herein as it permits us to exclude certain non-recurring costs and expenses and include incremental contributions from qualified marketing agreements. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.

We present Adjusted EBITDA in this offering memorandum to provide investors with supplemental information regarding our financial results and operating performance. Adjusted EBITDA should not be used as an indicator of, or an alternative to, net income (as determined in accordance with GAAP) as a measure of our operating performance or to net cash provided by operating, investing or financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs.

We have included Adjusted EBITDA in this offering memorandum because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. In particular, the elimination of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.

We believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations include the following:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not consider the potentially dilutive impact of share-based compensation; and

•
other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, limiting their usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA alongside other GAAP-based financial performance measures, including various cash flow metrics, net income (loss) and other GAAP financial results.

        The following table presents a reconciliation of Adjusted EBITDA to our net income (loss), the most comparable GAAP measure, for each of the periods indicated.

Reconciliation of Adjusted EBITDA to our net income

	Life in Color (Predecessor)		SFX Entertainment, Inc. (Successor)
(in thousands)	Year ended December 31, 2011	Seven months ended July 31, 2012	Year ended December 31, 2011	Year ended December 31, 2012	Year ended December 31, 2013	Six months ended June 30, 2013	Six months ended June 30, 2014	Pro forma year ended December 31, 2013	Pro forma six months ended June 30, 2013	Pro forma six months ended June 30, 2014	Pro forma last twelve months ended June 30, 2014
Net Income/(loss)	$(158)	$362	$(101)	$(16,224)	$(118,822)	$(45,084)	$(107,140)	$(148,723)	$(73,174)	$(99,042)	$(174,591)
Interest expense	—	—	—	34	19,698	8,183	12,287	31,266	18,735	14,431	26,962
Provision/(Benefit) for income taxes	—	—	—	67	(684)	574	4,048	(19,010)	(16,642)	9,012	6,644
Depreciation & amortization	41	95	—	991	24,717	7,716	31,400	55,650	29,059	31,400	57,991
Other/(income) expense[a]	9	(13)	—	(98)	5,562	1,041	8,147	7,076	762	(8,093)	(1,779)
Equity-based compensation expense	—	—	—	2,209	32,806	13,999	19,712	38,857	19,791	19,712	38,778
ITDA related to non-consolidated affiliates[b]	—	—	—	—	67	—	1,817	12,463	3,054	3,021	12,430
Non-recurring litigation costs	—	—	—	—	(21)	(21)	467	2,347	2,116	467	698
Non-recurring expenses[c]	—	—	101	8,330	19,060	8,563	6,228	19,222	8,563	6,228	16,887
Non-recurring transaction costs[d]	—	791	—	—	1,638	24	203	3,740	1,059	229	2,910
Pro forma second quarter 2014 closed acquisitions[e]	—	—	—	—	—	—	—	4,791	3,603	(343)	845
Pro forma third quarter 2014 closed acquisitions and acquisitions to simultaneously close with this offering[f]	—	—	—	—	—	—	—	3,925	2,907	4,644	5,662
Additional pro forma adjustment[g]	—	—	—	—	—	—	—	10,911	4,250	819	7,480

Adjusted EBITDA[h]	$(108)	$1,235	$—	$(4,691)	$(15,979)	$(5,005)	$(22,831)	$22,515	$4,083	$(17,515)	$917

Qualified marketing agreements[i]											59,588
Adjusted EBITDA with qualified marketing agreements											$60,505

a
Other (income) expense represents gain on a sale of assets, foreign currency gains and other miscellaneous non-recurring items.

b
Represents 100% of ID&T and 40% of Rock In Rio's non-consolidated affiliates' share of interest expense, income taxes and depreciation and amortization. In addition, includes remaining 50% of B2S EBITDA not consolidated within ITDA related to non-consolidated affiliates of ID&T; remaining 50% of B2S not owned by SFX was acquired on February 28, 2014.

c
Includes expenses incurred in connection with SFX's formation, the evaluation, negotiation and consummation of acquisitions and the SFX initial public offering and other related expenses, as well as other one time payments that are non-recurring in nature.

d
Includes acquisition-related costs at acquired entities.

e
Represents pro forma adjusted EBITDA for React Presents, Inc., Flavorus Inc. and Teamwork LLC, each acquisition of which closed in the second quarter of 2014, except for EBITDA earned after the closing of our acquisition of the given business.

f
Represents pro forma adjusted EBITDA for Plus Talent, the acquisition of which closed on September 12, 2014, and Air and Monumental, each acquisition of which we expect to close simultaneously with this offering.

g
Includes elimination of costs associated with the cancellation of the third day of the Electric Zoo Festival ($650 artist fee reduction), identified and completed cost cuts in connection with acquired businesses ($6,534, which has been annualized based upon a 2013 run rate, however we have not brought this adjustment to any period before 2013) and the change in timing to the recognition of our audit fees related to 2012 audit expense that were recognized in 2013.

h
Excludes $7,666 in adjustments related to expected recoupment of start-up investments related to TomorrowWorld 2013 from a minority event, based on future profitability of live events held in conjunction with this minority partner pursuant to an agreement with such partner. There is no assurance that we will recoup such start-up investments or any portion thereof.

i
Qualified marketing agreements represents the incremental contributions to EBITDA we reasonably believe in good faith we will realize from guaranteed payments provided under several qualified marketing agreements we entered into since the beginning of the applicable period. There is no assurance that we will achieve the entire amount of the incremental contributions to EBITDA from such qualified marketing agreements.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $47.9 million, after payment of the initial purchasers' discount and the estimated fees and expenses in connection with the offering. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including repaying the $20 million outstanding under our revolving credit facility and funding acquisitions, including approximately $18.6 million for Air and Monumental, which we expect to close simultaneously with this offering. We will hold the remaining $9.3 million in net proceeds in cash and marketable securities until their application for general corporate purposes. Each initial purchaser or one of its affiliates is a lender under our revolving credit facility. See "Description of Other Indebtedness."

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2014:

  •
  on an actual basis; and

  •
  on an as adjusted basis after giving effect to this offering, the expected use of proceeds therefrom and the acquisition of Plus Talent which closed on September 12, 2014.

        You should read the following table in conjunction with "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and unaudited pro forma financial information and related notes thereto appearing elsewhere, or incorporated by reference, in this offering memorandum.

	As of June 30, 2014
(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents[1]	$58,875	$83,675

Debt:[1]
Mandatorily redeemable non-controlling interest	1,258	1,258
Contingent earnout payments[3]	38,350	38,350
Notes payable, current	431	431
Notes payable, long term	220,484	270,484
Total debt	260,523	310,523

Commitments and Contingencies:
Redeemable common stock	15,930	15,930
Redeemable non-controlling interest[2]	3,836	3,836
Total stockholders' equity[3]	244,668	244,668

Total capitalization	$524,957	$574,957

1
Does not include any adjustments to reflect our borrowing of $20 million under our revolving credit facility, which occurred after June 30, 2014, and our repayment of this amount out of the proceeds of this offering.

2
Represents the 20% non-controlling interest in our subsidiary, SFX—Nightlife Operating LLC, that the former owners of MMG have the right to put to us at any time between January 1, 2015 and June 30, 2015.

3
The as adjusted contingent earnout payments and total stockholders' equity have not been adjusted for the individually insignificant planned acquisitions of Air and Monumental. In addition, the total stockholders' equity has not been adjusted for the individually insignificant acquisition of Plus Talent.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        We prepared the following unaudited pro forma condensed combined financial statements by applying certain pro forma adjustments to the historical consolidated financial statements of SFX Entertainment, Inc. The pro forma adjustments give effect to the following transactions (collectively, the "Transactions"):

  •
  our acquisition on March 15, 2013, of a 100% ownership interest in Beatport;

  •
  our acquisition on October 18, 2013, of a 100% ownership interest in the worldwide business of ID&T ("ID&T Business"), including the remaining 49% ownership interest of ID&T North America ("ID&T NA") we did not previously own;

  •
  our acquisition on October 28, 2013, of substantially all of the assets of Totem;

  •
  our acquisition on October 31, 2013, of a 100% ownership interest in Made;

  •
  our acquisition on November 18, 2013, of a 100% ownership interest in i-Motion;

  •
  our acquisition on December 2, 2013, of a 75% ownership interest in Paylogic, with a commitment to acquire the remaining 25% no later than the second quarter of 2016;

  •
  our acquisition on February 12, 2014, of a 40% ownership interest in Rock World, which is accounted for as an equity-method investment;

  •
  the issuance of 233,000 restricted shares of common stock to Mr. Sillerman on October 15, 2013;

  •
  the exchange transaction with Mr. Sillerman on April 23, 2013, whereby we exchanged (i) 9,350,000 warrants issued to Mr. Sillerman for an equal amount of stock options and (ii) 1,000,000 shares of our common stock and 100,000 warrants with an exercise price of $0.01 per share for 1,100,000 shares of restricted stock;

  •
  our initial public offering on October 15, 2013 and the application of the proceeds therefrom;

  •
  our notes offering on February 4, 2014 and the application of the proceeds therefrom; and

  •
  this offering and the application of certain of the net proceeds therefrom.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 and June 30, 2013, give effect to the Transactions as if each of them had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of June 30, 2014, gives effect to this note offering as if it had occurred on June 30, 2014.

        These unaudited pro forma condensed combined financial statements include adjustments for our completed acquisitions described above. The historical financial statements of SFX Entertainment, Inc. and each of the completed acquisitions appear elsewhere in this offering memorandum, or are incorporated by reference herein.

        We also completed certain acquisitions in 2014 (B2S, Flavorus, Teamwork, React and Plus Talent) and expect to complete additional acquisitions (Monumental and Air) simultaneously with or shortly after the completion of this offering. We have not reflected these acquisitions in these unaudited pro forma condensed combined financial statements, because we do not deem these acquisitions to be significant.

        We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on preliminary information and estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors and additional information that will be available on or after the closing date of this offering memorandum. Accordingly, the actual adjustments that will appear in our financial statements will differ from these pro forma adjustments, and those differences may be material.

        We have accounted for each of the acquisitions in the Transactions using the acquisition method of accounting for business combinations under US General Accepted Accounting Principles ("US GAAP"). Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company's tangible and intangible assets, liabilities, and any non-controlling interest based on their estimated fair values as of the acquisition date. As of the date of this offering memorandum, we have not completed the valuation studies necessary to finalize the acquisition date fair values of the assets acquired and liabilities assumed and the related allocation of purchase price for ID&T, i-Motion, Totem, Made, and Paylogic. The historical financial statements of Paylogic were prepared under Dutch Generally Accepted Accounting Principles ("Dutch GAAP"), upon accounting for the acquisition under US GAAP we performed an analysis of identifying differences in accounting standard between Dutch GAAP and US GAAP, and determined there were no significant differences between Dutch GAAP and US GAAP. In addition, for our acquisition of a 40% ownership interest in Rock World, we have accounted for this acquisition as an equity-method investment. Equity-method investments are recorded initially at cost. Basis differences (i.e., difference between our cost and the underlying equity and net assets in Rock World) were preliminarily identified and accounted for as if Rock World is a consolidated subsidiary. Accordingly, the values of the assets and liabilities set forth in these unaudited pro forma condensed combined financial statements for these businesses are preliminary. Once we complete our final valuation processes, we may report changes to the value of the assets acquired and liabilities assumed, as well as the amount of goodwill, and those changes could differ materially from what we present here.

        We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our results of operations or financial condition for any future period or future date. You should read these unaudited pro            forma condensed combined financial statements in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Financial Information and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements, including the related notes thereto, appearing elsewhere, or incorporated by reference, in this offering memorandum.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2014

(in thousands except per share data)	SFX Entertainment, Inc.	Note Offering			Consolidated Pro Forma Results
Assets
Cash and cash equivalents	$58,875		$47,900[1]		$106,775
Restricted cash	849				849
Accounts receivable	11,395				11,395
Due from related parties	396				396
Due from promoters	1,735				1,735
Prepaid expense	15,062				15,062
Other current assets	11,531				11,531

Total current assets	99,843		47,900		147,743

Property, plant and equipment, net	11,455				11,455
Goodwill	190,660				190,660
Intangible assets, net	305,801				305,801
Equity investments in non-consolidated affiliates	60,658				60,658
Other assets	19,097		2,100	[1]	21,197

Total assets	$687,514		$50,000		$737,514

Liabilities and Equity
Accounts payable and accrued expenses	$56,040	$			$56,040
Notes payable, current	431				431
Label and royalty payables	13,862				13,862
Deferred revenue	47,246				47,246
Due to related parties	3,009				3,009
Other current liabilities	38,637				38,637

Total current liabilities	159,225				159,225

Deferred tax liabilities	13,408				13,408
Notes payable, long term	220,484		50,000	[1]	270,484
Due to related party—long term	482				482
Acquisition related contingencies	21,562				21,562
Mandatorily redeemable non-controlling interest	1,258				1,258
Other long term liabilities	6,661				6,661

Total Liabilities	423,080		50,000		473,080

Commitments and contingencies
Redeemable common stock	15,930				15,930
Redeemable non-controlling interest	3,836				3,836
Stockholder's equity(deficit)
Common stock	87				87
APIC	482,193				482,193
Accumulated equity/(deficit)	(236,056)				(236,056)
Accumulated other comprehensive income	(1,613)				(1,613)
Total SFX/ Parent stockholders' equity	244,611				244,611
Non controlling interest in subsidiary	57				57

Total Stockholders' Equity	244,668				244,668

Total Liabilities and Stockholders Equity	$687,514		$50,000		$737,514

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the six months ended June 30, 2014

(in thousands except per share data)	SFX Entertainment, Inc.	Pro Forma Adjustments		Consolidated pro forma statement of operations
Revenue
Service revenue	$82,327	$—		$82,327
Product sales	32,957			32,957

Total revenue	115,284	—		115,284

Direct cost
Service revenue	(63,590)			(63,590)
Product cost	(20,767)			(20,767)

Total direct costs	(84,357)	—		(84,357)

Gross profit	30,927	—		30,927
Selling, general and administrative expenses	(78,547)			(78,547)
Depreciation	(1,485)			(1,485)
Amortization	(29,915)			(29,915)

Operating income/(loss)	(79,020)	—		(79,020)

Other income/(expense)	(8,147)	16,240	[4]	8,093
Interest income/(expense)	(12,287)	(2,144)	[4]	(14,431)
Equity in loss of non-consolidated affiliates	(3,638)	(1,034)	[5]	(4,672)

Net income / (loss) before incomes taxes	(103,092)	13,062		(90,030)
(Provision)/benefit for income tax	(4,048)	(4,964)	[7]	(9,012)

Net income / (loss)	(107,140)	8,098		(99,042)

Less: Net income / (loss) attributable to non-controlling interest	112	—		112

Net income / (loss) attributable to SFX Entertainment, Inc.	$(107,252)	$8,098		$(99,154)

Loss Per Share—Basic and Diluted	$(1.23)		[8]	$(1.14)
Weighted Average Shares Outstanding	87,190		[9]	87,190

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended December 31, 2013

(in thousands except per share data)	SFX Entertainment, Inc.	Beatport (1/1- 3/15)	ID&T (1/1- 10/17	I-Motion (1/1- 11/17)	Totem (1/1- 10/27)	Made (1/1- 10/30)	Paylogic[a] (1/1- 12/1)	Pro forma adjustments		Consolidated pro forma statement of operations
Revenue
Service revenue	$123,608	$—	$59,236	$16,089	$11,417	$17,710	$9,676	$(3,451)	[2]	$234,285
Product sales	46,849	10,025	—	672	—	122	—	(704)	[2]	56,964

Total revenue	170,457	10,025	59,236	16,761	11,417	17,832	9,676	(4,155)		291,249

Direct cost
Service revenue	(108,968)	—	(42,964)	(9,266)	(11,323)	(15,814)	(2,892)	3,458	[2]	(187,769)
Product cost	(31,132)	(7,089)	—	(321)	—	(101)	—	704	[2]	(37,939)

Total direct costs	(140,100)	(7,089)	(42,964)	(9,587)	(11,323)	(15,915)	(2,892)	4,162		(225,708)

Gross profit	30,357	2,936	16,272	7,174	94	1,917	6,784	7		65,541
Selling, general and administrative expenses	(100,382)	(4,597)	(18,361)	(3,409)	(1,667)	(2,231)	(6,611)	(5,375)	2 10	(142,633)
Depreciation	(2,239)	(347)	(2,618)	(107)	(87)	(106)	(121)	—		(5,625)
Amortization	(22,478)	(16)	—	(12)	(2)	—	(135)	(27,382)	[3]	(50,025)

Operating income/(loss)	(94,742)	(2,024)	(4,707)	3,646	(1,662)	(420)	(83)	(32,750)		(132,742)

Other income/(expense)	(5,562)	(263)	(1,049)	148	—	(350)	—	—		(7,076)
Interest income/(expense)	(19,698)	6	13	9	10	(4)	(76)	(11,526)	[4]	(31,266)
Equity in loss of non-consolidated affiliates	496	—	3,819	—	—	—	—	(964)	[5]	3,351

Net income / (loss) before incomes taxes	(119,506)	(2,281)	(1,924)	3,803	(1,652)	(774)	(159)	(45,240)		(167,733)
(Provision)/benefit for income tax	684	(52)	408	(1,088)	537	—	—	18,521	[7]	19,010

Net income / (loss)	(118,822)	(2,333)	(1,516)	2,715	(1,115)	(774)	(159)	(26,719)		(148,723)

Less: Net income / (loss) attributable to non-controlling interest	(6,929)	—	59	—	—	—	—	6,848	[6]	(22)

Net income / (loss) attributable to SFX Entertainment, Inc.	$(111,893)	$(2,333)	$(1,575)	$2,715	$(1,115)	$(774)	$(159)	$(33,567)		$(148,701)

Loss Per Share—Basic and Diluted	$(1.73)								[8]	$(1.74)
Weighted Average Shares Outstanding	64,691								[9]	85,465

a
The historical financial statements of Paylogic were prepared under Dutch GAAP, upon accounting for the acquisition under US GAAP we performed an analysis of identified differences in accounting standards between US GAAP and Dutch GAAP, and determined there were none.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2013

(in thousands except per share data)	SFX Entertainment, Inc.	Beatport (1/1 to 3/15)	ID&T	I-Motion	Totem	Made	Paylogic[a]	Pro Forma Adjustments		Consolidated pro forma statement of operations
Revenue
Service revenue	$22,884	$—	$26,145	$5,131	$11,694	$2,305	$3,364	$(723)	[2]	$70,800
Product sales	14,669	10,025	—	158	—	—	—	(704)	[2]	24,148

Total revenue	37,553	10,025	26,145	5,289	11,694	2,305	3,364	(1,427)		94,948

Direct cost
Service revenue	(16,980)	—	(19,880)	(2,890)	(10,444)	(1,890)	(1,218)	723	[2]	(52,579)
Product cost	(9,769)	(7,089)	—	(60)	—	—	—	704	[2]	(16,214)

Total direct costs	(26,749)	(7,089)	(19,880)	(2,950)	(10,444)	(1,890)	(1,218)	1,427		(68,793)

Gross profit	10,804	2,936	6,265	2,339	1,250	415	2,146	—		26,155
Selling, general and administrative expenses	(38,374)	(4,597)	(9,832)	(1,866)	(892)	(712)	(1,715)	(5,571)	2 10	(63,559)
Depreciation	(498)	(347)	(727)	(60)	(47)	—	(29)	—		(1,708)
Amortization	(7,218)	(16)	—	(7)	(1)	—	(37)	(20,072)	[3]	(27,351)

Operating income/(loss)	(35,286)	(2,024)	(4,294)	406	310	(297)	365	(25,643)		(66,463)

Other income/(expense)	(1,041)	(263)	35,129	122	—	—	—	(34,709)	2 5	(762)
Interest income/(expense)	(8,183)	6	(183)	1	3	—	—	(10,379)	[4]	(18,735)
Equity in loss of non- consolidated affiliates	—	—	(151)	—	—	—	—	(3,705)	[5]	(3,856)

Net income / (loss) before incomes taxes	(44,510)	(2,281)	30,501	529	313	(297)	365	(74,436)		(89,816)
(Provision)/benefit for income tax	(574)	(52)	825	(155)	—	—	—	16,598	[7]	16,642

Net income / (loss)	(45,084)	(2,333)	31,326	374	313	(297)	365	(57,838)		(73,174)

Less: Net income / (loss) attributable to non- controlling interest	(1,163)	—	20	—	—	—	—	1,203	[6]	60

Net income / (loss) attributable to SFX Entertainment, Inc.	$(43,921)	$(2,333)	$31,306	$374	$313	$(297)	$365	$(59,041)		$(73,234)

Loss Per Share—Basic and Diluted	$(0.76)								[8]	$(0.86)
Weighted Average Shares Outstanding	57,713								[9]	85,044

a
The historical financial statements of Paylogic were prepared under Dutch GAAP, upon accounting for the acquisition under US GAAP we performed an analysis of identified differences in accounting standards between US GAAP and Dutch GAAP, and determined there were none.

        We present the following terms of our significant acquisitions. We have not finalized all of the valuations for these acquisitions, and therefore the estimates of fair value included in these unaudited pro forma financial statements are preliminary and may change. (All amounts are presented in thousands except share data)

Beatport

        On March 15, 2013, we acquired 100% of the membership interests of Beatport for $58,550 in cash and equity. The purchase price comprised $33,900 in cash and $24,650 in common stock (4,930,000 shares of common stock valued at $5.00 per share as determined by sales of our common stock at $5.00 per share with unrelated third parties). Beatport is primarily engaged in the business of selling EMC related digital music. Goodwill is expected to be deductible for tax purposes and is attributable to expected synergies and assembled workforce.

ID&T

        We acquired 100% of the ID&T Business (the "ID&T Acquisition"), which includes the acquisition of the remaining interest in ID&T NA. On March 20, 2013, we paid $2,500 in cash and issued 2,000,000 shares of our common stock to acquire the option to buy a 75% ownership interest in the ID&T Business ("ID&T Option"). We treated the consideration for the ID&T Option as a deposit and later applied the considerations towards the total purchase price upon the closing of the ID&T Acquisition. On August 8, 2013, we entered into a stock purchase agreement with One of Us Holding B.V., the seller of the ID&T Business (the "ID&T Seller"). In connection with entering into this agreement, we paid an advance of $10,000 to the ID&T Seller and caused the $7,500 non-recourse loan that ID&T NA made to ID&T to be transferred to the ID&T Seller, effectively canceling the repayment obligation for that loan. On October 18, 2013, we completed the acquisition of 100% of the ownership interests in the ID&T Business. We also separately acquired 100% of the ownership interests in One of Us International, B.V. ("One of Us International"). Through this acquisition, we acquired the remaining 49% of the ownership interests in the previously established ID&T NA, that we did not already own. At the time of the purchase of the remaining ownership interests in ID&T NA, the ID&T Seller repaid us $1,000, to settle losses relating to ID&T NA's operations. The consideration transferred at closing consisted of a cash payment of $60,834, plus the payment of certain working capital adjustments of $5,914, and the issuance to the ID&T Sellers of 801,277 shares of our common stock. Of the total consideration transferred at closing, $22,554 was preliminary attributed to the 49% non-controlling interest in ID&T NA.

Totem

        On October 28, 2013, we completed the acquisition of substantially all of the assets of the Totem business, now operating as SFX-Totem Pty Ltd., a 100% owned subsidiary, for $67,229 in cash, an AUD$5,000 (or $4,652 as of October 28, 2013) note due by February 28, 2014, and 1,105,846 shares of our common stock with repurchase rights, valued at $15,930. On January 22, 2014, we settled the note payable to the sellers.

        Additionally, the Totem purchase agreement requires us to make an earnout payment of AUD$10,000 (or $9,579 as of October 28, 2013) if the EBITDA of the business exceeds AUD$18,000 (or $17,242 as of October 28, 2013) for the one-year period ending December 31, 2014. Such earn out payment, if any, shall be paid in the form of cash and shares of our common stock at the then current market price, with an allocation of cash and stock as to be determined in our sole discretion, provided that the maximum cash payment shall not exceed AUD$5,000. We preliminarily valued this contingent payment as of the acquisition date at $1,484.

Made

        On October 31, 2013, we completed the acquisition of 100% of the issued and outstanding membership interest in Made. Pursuant to the amended and restated membership interest purchase agreement, we paid at closing $18,624 in cash and issued 392,158 shares of our common stock valued on the closing date to be $3,365. We previously paid an aggregate amount of $3,950, which was applied as part of the total purchase price consideration. The consideration includes $10,000 which was paid April 1, 2014. We valued the non-interest bearing promissory notes at $9,650. In December 2013, we paid to the sellers of Made a $3,600 contingent payment related to an insurance claim which was settled subsequent to the close of the acquisition. In addition, the sellers of Made will be entitled to receive a cash earn-out payment in 2018 in an amount equal to the greater of (A)(1) the product of (x) the greater of (a) the mean Estimated EBITDA of the ongoing festivals for 2015, 2016 and 2017 or (b) the median Estimated EBITDA of the ongoing festivals for 2015, 2016 and 2017, each as set forth in the Final Payment EBITDA report, and (y) a factor of 10, minus (2) $35,000; or (B) $10,000, (C) in the case of a payment pursuant to either (A) or (B), less the Final Payment Reserve Amount, and (D) in the case of a payment pursuant to either (A) or (B), less the amount of payments, if any, due and payable by the Sellers as of the final payment date. We preliminarily valued these contingent payments at $37,350.

i-Motion

        On November 18, 2013, we completed the acquisition of 100% of the i-Motion business for (i) $17,074 in cash, (ii) 409,357 shares of our common stock valued at the stock price on the closing date of $3,471, (iii) an earn out payment of $1,000 (or, if greater, the U. S. dollar equivalent of €787 based on the exchange rate on the business day prior to the due date of the earn out payment) if the EBITDA of i-Motion for the fiscal years ending on December 31, 2013 or December 31, 2014 exceeds the lesser of $4,000, converted into Euros based on the exchange rate on the last banking day of the respective fiscal year, or €3,150, and (iv) price protection in the form of a guarantee of the value of the issued shares of common stock up to 80% of $5,000, or $4,000 (or if, greater, the U. S. dollar equivalent of €3,150), if the seller realizes a loss during the 30-day period after a one year lock-up period. We preliminarily valued the earnout payment and price protection at $2,115.

Paylogic

        On December 2, 2013, we acquired 75% of the outstanding share capital of Paylogic from the shareholders of Accepte for $5,431 in cash and issued 1,007,419 shares of our common stock valued at the stock price on the closing date of $9,732. We have committed to acquire the remaining 25% share capital in Paylogic within the second quarter of 2016, for a payment equal to 25% of the EBITDA of the business for 2015 multiplied by six. Payment at the second closing shall consist of one-third cash and two-thirds shares of our common stock. We valued this payment at $1,242 as of the acquisition date.

Rock World

        On February 12, 2014, we acquired a 50% interest in Rock City S.A., a holding company that owns 80% of the equity shares of Rock World S.A. ("Rock World"). We have accounted for this acquisition as an equity method investment. Pursuant to the Purchase Agreement, the consideration transferred at closing consisted of a cash payment of $62,624 (or R$150,000 as of the closing date).

        Unless otherwise noted, dollar amounts presented in this section are translated from the Australian Dollar (AUD), Euro (EUR), and Brazil Real (R$) using the following rates.

	€(Euro)	$(AUD)	R$(BRL)
Profit & Loss
Year ended December 31, 2013	1.33	0.97	0.46
Six months ended June 31, 2014	1.37	0.91	0.44
Six months ended June 31, 2013	1.31	1.02	0.49
Balance Sheet
June 31, 2014	1.36	0.94	0.45

FOOTNOTES:

(1)   Cash

Pro forma adjustments to cash:
Gross proceeds from note offering	$50,000
Estimated offering expenses	(2,100)

Net proceeds from this note [a]	$47,900

a
Reflects the proceeds of this bond offering after deducting estimated offering expenses of $2,100, which are recorded as deferred financing cost and included in other assets. In addition, the adjustment to cash does not reflect the repayment of our $20,000 revolving credit facility or the cash payments for the acquisitions of Air and Monumental of approximately $18,600.

(2)   Elimination of Intercompany and Other Transactions

  We made the following adjustments to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2013 and the six months ended June 30, 2013 to eliminate certain revenues and expenses that would have been eliminated if the Transactions had occurred on January 1, 2013.

	For the year ended December 31, 2013	For the six months ended June 30, 2013
Product sales[a]	$(704)	$(704)
Product costs[a]	704	704
Service revenue[b,d]	(3,451)	(723)
Service costs[b,d]	3,458	723
Selling, general, and administrative expenses[c]	676	221
Other income/expense[e]	—	(34,709)

a
We decreased product revenue and product costs by approximately $704 for the year ended December 31, 2013 and the six months ended June 30, 2013, to align the accounting of sales tax presentation of Beatport to ours for the period prior to our acquisition of Beatport on March 15, 2013.

b
We eliminated from service revenue and service costs by approximately $2,863 in licensing and production fees for the year ended December 31, 2013 associated with intellectual property that ID&T licensed to ID&T NA.

c
We eliminated from selling, general and administrative expenses by approximately $676 and $221 in licensing fees for the year ended December 31, 2013 and the six months ended June 30, 2013, respectively, associated with intellectual property that i-Motion licenses, but that we acquired as part of the i-Motion acquisition.

d
We eliminated from service revenue and service costs by approximately $588 and $723 in transactions fees and $595 and $723 in transaction costs for the year ended December 31, 2013 and for the six months ended June 30, 2013, respectively, associated with services performed between Paylogic, ID&T and ID&T NA.

e
We adjusted the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2013 to eliminate a $34,709 gain that ID&T recognized related to their sale of the 49% ownership in ID&T NA to us.

(3)   Intangible Assets

  We based the estimated useful lives of the most significant acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We assigned these intangible assets useful lives ranging from 3 to 15 years based upon a number of factors, including contractual agreements, consumer awareness and economic factors pertaining to the combined companies.

  The figures set forth below reflect the estimated acquisition-date fair value of intangible assets for completed acquisitions which are included in the historical consolidated balance sheet as of June 30, 2014 and their estimated useful lives.

	Beatport	ID&T	I-Motion	Totem	Made	Paylogic	Total acquisitions	Estimated useful lives
Other intellectual property	$8,804	$—	$—	$—	$—	$1,998	$10,802	5
Supplier and customer relationship	17,900	—	—	—	—	1,998	19,898	15
Fan database	—	12,135	3,125	13,590	10,021	—	38,871	3
Trademarks/names	19,400	42,473	10,935	47,566	35,072	9,325	164,771	7
Non compete agreements	1,300	6,068	1,562	6,795	5,010	—	20,735	5

Total intangible assets	$47,404	$60,676	$15,622	$67,951	$50,103	$13,321	$255,077

  The following table sets forth the amortization expense in respect of completed acquisitions for the six months ended June 30, 2013 and the year ended December 31, 2013, as if each of them had occurred on January 1, 2013 less amounts actually recorded in the historical statements to arrive at the total pro forma adjustments to amortization expense for the period associated with each statement of operations. There are no adjustments to amortization expense for the six months ended June 30, 2014, as all the acquisitions had been consummated before the beginning of that period.

For the six months ended June 30, 2013	Beatport	ID&T	I-Motion	Totem	Made	Paylogic	Total amortization expense
Pro forma	$2,993	$5,663	$1,458	$6,342	$4,676	$932	$22,064
As recorded in historical financial statements	(1,947)	—	(7)	(1)	—	(37)	(1,992)

Pro forma adjustment	$1,046	$5,663	$1,451	$6,341	$4,676	$895	$20,072

For the year ended December 31, 2013	Beatport	ID&T	I-Motion	Totem	Made	Paylogic	Total amortization expense
Pro forma	$5,986	$9,054	$2,578	$10,486	$7,808	$1,721	$37,633
As recorded in historical financial statements	(4,940)	(2,299)	(173)	(992)	(1,563)	(284)	(10,251)

Pro forma adjustment	$1,046	$6,755	$2,405	$9,494	$6,245	$1,437	$27,382

(4)   Long-Term Debt

  As part of this note offering we expect to issue a principal amount of $50,000 net of related deferred financing costs ("DFC") of $2,100. Therefore our unaudited pro forma condensed combined balance sheet includes an adjustment to other assets for the DFC.

  In connection with this note offering, the extinguishment of our first lien term loan facility, and the payment of the Totem note made prior to March 31, 2014, our unaudited pro forma condensed combined statement of operations includes an adjustment to interest expense and other expense, as follows:

        For the year ended December 31, 2013:

Interest expense
Interest expense on Made Note	$212
Interest expense on Totem Note	70
Interest expense on Existing Notes	21,175
Interest expense on New Notes	4,813
Amortization of DFC for Existing Notes	1,345
Amortization of DFC for New Notes	334
Reversal of Sillerman guarantee amortization	(10,114)
Reversal of the Term Loan DFC amortization and discount	(1,660)
Reversal of interest expense for Term Loan	(4,649)

Total interest expense	$11,526

        For the six months ended June 30, 2013:

Interest expense
Interest expense on Made Note	$351
Interest expense on Totem Note	145
Interest expense on Existing Notes	10,588
Interest expense on New Notes	2,406
Amortization of DFC for Existing Notes	655
Amortization of DFC for New Notes	163
Reversal of Sillerman guarantee amortization	(3,094)
Reversal of the Term Loan DFC amortization and discount	(388)
Reversal of interest expense for Term Loan	(447)

Total interest expense	$10,379

        For the six months ended June 30, 2014:

Interest expense
Interest expense on Existing Notes	$2,017
Interest expense on New Notes	2,406
Amortization of DFC for Existing Notes	159
Amortization of DFC for New Notes	181
Reversal of Sillerman guarantee amortization	(1,430)
Reversal of the Term Loan DFC amortization and discount	(257)
Reversal of interest expense for Term Loan	(656)
Reversal on interest expense on Made Note	(212)
Reversal on interest expense on Totem Note	(64)

Total interest expense	$2,144

Other expense
Reversal of loss on extinguishment of Term loan[a]	$16,240

a
In connection with our repayment of our Term Loan with the proceeds of our offering of the Existing Notes, we recognized a loss consisting of unamortized debt discount of $822 and unamortized deferred financing cost of $15,418.
(5)
Equity-method investment in Rock World—On February 12, 2014, we acquired a 50% interest in Rock City S.A., a holding company that owns 80% of the equity shares of Rock World S.A. ("Rock World"). We have accounted for this acquisition as an equity method investment.

  The following table details the translation of Rock World's historical financial statements presented in Brazilian Reals (R$) to US Dollars ($) and adjustments to identified differences in accounting standards between Rock World's financial statements prepared in accordance with IFRS and US GAAP.

	For the year ended December 31, 2013		For the period of January 1, 2014 to February 11, 2014		For the six months ended June 30, 2013
Rock World—Net income/(loss) under GAAP (R$)	R$	30,336	R$	(1,846)	R$	(1,116)
Basis difference for preliminary identified amortization expense		(35,572)		(4,312)		(17,786)

Net loss under US GAAP, R$	R$	(5,236)	R$	(6,158)	R$	(18,902)

Average exchange rate for the year/period		0.46		0.42		0.49

Net loss under US GAAP, USD$		$(2,409)		$(2,586)		$(9,262)

SFX's equity interest in Rock World		40%		40%		40%

SFX proportionate share of Rock World net loss		$(964)		$(1,034)		$(3,705)

(6)
Non-controlling Interests—As a result of our acquisition of 100% of ID&T NA, our unaudited pro forma condensed combined statement of operations include adjustments that eliminate the net loss attributable to non-controlling interests in respect of ID&T NA in the amount of $6,848 for the year ended December 31, 2013 and $1,203 for the six months ended June 30, 2013.

(7)
Provision for Income Tax—The following tables detail the pro forma adjustments to income taxes for the year ended December 31, 2013 and the six months ended June 30, 2014 and June 30, 2013.

Year ended, December 31, 2013	Beatport	ID&T	I-Motion	Totem	Made	Paylogic	Pro Forma Adjustments	Total Pro Forma Operating Loss
Net income/(loss) before income taxes for the pre-acquisition period	$(2,281)	$(1,924)	$3,803	$(1,652)	$(774)	$(159)	$(45,240)	$(48,227)

Estimated benefit at statutory income tax rate 38%								18,326
Less (benefit)/provision for income taxes
Beatport (1/1-3/15)								52
ID&T								(408)
I-Motion								1,088
Totem								(537)

Pro forma tax adjustment								$18,521

Six months ended, June 30, 2014	Pro Forma Adjustments	Total Pro Forma Operating Loss
Net income/(loss) before income taxes	$13,062	$13,062

Estimated provision at statutory income tax rate 38%		(4,964)

Pro forma tax adjustment		$(4,964)

Six months ended, June 30, 2013	Beatport (1/01-3.15)	ID&T	I-Motion	Totem	Made	Paylogic	Pro Forma Adjustments	Total Pro Forma Operating Loss
Net income/(loss) before income taxes	$(2,281)	$30,501	$529	$313	$(297)	$365	$(74,436)	$(45,306)

Estimated benefit at statutory income tax rate 38%								17,216
Less (benefit)/provision for income taxes
Beatport								52
ID&T								(825)
I-Motion								155

Pro forma tax adjustment								$16,598

(8)
Earnings Per Share—The following table details the pro forma adjustments to earnings per share.

Consolidated Pro Forma Results for:	Six Months Ended June 30, 2014	Year ended December 31, 2013	Six Months Ended June 30, 2013
Net loss attributable to SFX Entertainment, Inc.	$(99,154)	$(148,701)	$(73,234)

Weighted average shares outstanding and used in the computation of basic net income per share	87,190,306	85,465,337	85,043,859

Net loss attributable to SFX Entertainment, Inc. common shareholders per share -basis	$(1.14)	$(1.74)	$(0.86)

(9)
Weighted Average Shares Outstanding—The pro forma weighted average shares outstanding adjusts our weighted average shares outstanding during the year ended December 31, 2013 and the six months ended June 30, 2013, to reflect common stock issued after the beginning of 2013 in connection with the Transactions by adding to the historical figures the amount necessary to reflect those shares as having been outstanding for the entire period rather than just the period following the actual issuance of the shares. In each case, we assume that the shares were issued and became outstanding on January 1, 2013. Each of the figures below reflect adjustments made to cover the period during which the shares had not yet been issued. No shares were issued in connection with the Transactions during the six months ended June 30, 2014, therefore no adjustments are made to the weighted average shares outstanding calculation for the six months ended June 30, 2014.

	Common Shares
	December 31, 2013	June 30, 2013
Weighted average shares	64,691,111	57,712,719
Acquisitions:
Shares issued for Beatport	989,151	1,946,575
Shares issued for ID&T NA (51%)	405,479	806,630
Shares issued for ID&T Option	432,877	861,878
Shares issued for I-Motion	361,131	409,357
Shares issued for Made	326,619	392,158
Shares issued for Totem	911,944	1,105,846
Shares issued for ID&T at closing	638,826	801,277
Shares issued for Paylogic	927,377	1,007,419
Shares issued in IPO	15,780,822	20,000,000

Total shareholders equity	85,465,337	85,043,859

(10)
Exchange Transaction and Sillerman Compensation

  On April 23, 2013, we exchanged 9,350,000 warrants previously issued to Mr. Sillerman for an equal number of stock options having substantially identical terms, except that the options provide for three-year cliff vesting based on the date of the original issuance. In addition, we exchanged 100,000 warrants with an exercise price of $0.01 per share and 1,000,000 shares of common stock previously issued to Mr. Sillerman for 1,100,000 shares of restricted stock also having three-year cliff vesting. All of these options and restricted stock were awarded under our 2013 Supplemental Equity Compensation Plan.

  The fair value of the April 23, 2013 exchanged awards was based on assumptions at the date of exchange rather than at the date the warrants and shares of our common stock were originally issued. Our preliminary estimate of the fair value of these awards is $48,259. The expenses associated with these awards will be recognized over a period of time ranging from approximately 32 months to 35 months, resulting in a pro forma expense of $5,348 and $5,348 for the year ended December 31, 2013, and the six months ended June 30, 2013.

  As consideration for personally guaranteeing the additional $10,500 that our subsidiary borrowed under the first lien term loan facility on August 20, 2013, our board of directors granted 233,000 shares of restricted stock that provide for three-year cliff vesting from the date of issuance to Mr. Sillerman, which we issued on October 15, 2013. At $11.44 per share, the value of this consideration is $2,666. This compensation will be recognized over the vesting period resulting in pro forma compensation expense of $703 and $444 for the year ended December 31, 2013 and the six months ended June 30, 2013, which we reflect in selling, general and administrative expenses on our pro forma statements of operations.

  The following table sets forth the compensation expense in respect to the exchange transaction and Sillerman compensation for the six months ended June 30, 2013 and the year ended December 31, 2013, as if each of them had occurred on January 1, 2013 less amounts actually recorded in the historical statements to arrive at the total pro forma adjusted compensation expense for the period associated with each statement of operations. There are no adjustments to compensation expense for the six months ended June 30, 2014, as the exchange transaction and Sillerman compensation had been issued before the beginning of that period.

	For the year ended December 31, 2013	For the six months ended June 30, 2013
Pro forma	$17,818	$9,001
As recorded in historical financial statements	(11,767)	(3,209)

Pro forma adjustment	$6,051	$5,792

QuickLinks

  Exhibit 99.1
OFFERING SUMMARY
Business Overview
Competitive Strengths
Growth Strategy
Recent Developments
Non-Guarantor Subsidiaries
Summary Historical and Pro Forma Financial and Other Data
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of June 30, 2014
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS For the six months ended June 30, 2014
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the year ended December 31, 2013
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the six months ended June 30, 2013